Exhibit 99.3

AmTrust Financial Services, Inc.

Lock-Up Agreement

November 10, 2015

Morgan Stanley & Co. LLC

Citigroup Global Markets Inc.

as Manager named in Schedule I to the

Underwriting Agreement referenced below

c/o Morgan Stanley & Co. LLC,

1585 Broadway, 29th Floor

New York, New York 10036

Citigroup Global Markets Inc.,

388 Greenwich Street

New York, New York 10013

Re: AmTrust Financial Services, Inc. - Lock-Up Agreement

Ladies and Gentlemen:

The undersigned understands that you, as Manager (the “Manager”), propose to enter into an Underwriting Agreement on behalf of the several Underwriters named in Schedule II to such agreement (collectively, the “Underwriters”) with AmTrust Financial Services, Inc., a Delaware corporation (the “Company”), providing for an offering of the Common Stock (the “Common Stock”) of the Company (the “Shares”) pursuant to a Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission (the “SEC”).

In consideration of the agreement by the Underwriters to offer and sell the Shares, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, subject to the terms of this letter, during the period commencing on the date of this Lock-Up Agreement and continuing for 45 days after the date of the Underwriting Agreement (the “Lock-Up Period”), the undersigned will not (i) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Common Stock of the Company, or any options or warrants to purchase any shares of Common Stock of the Company, or any securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock of the Company, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the SEC (collectively the “Undersigned’s Shares”), or (ii) publicly announce an intention to effect any such transaction set forth in clause (i). The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned’s Shares even if they would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned’s Shares or with respect to any security that includes, relates to, or derives any significant part of its value from them.

Notwithstanding the foregoing, the undersigned may transfer the Undersigned’s Shares as follows: (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein [other than in the case of bona fide gifts to any one or more charitable organizations selected by the undersigned that are not controlled by the undersigned or any of the Company’s directors, executive officers or beneficial owners of 10% or more of the Common Stock and to which no more than an aggregate of 20,000 shares of Common Stock may be donated during the Lock-Up Period]1 [other than in the case of bona fide gifts to any one or more charitable organizations selected by the undersigned that are not controlled by the undersigned or any of the Company’s directors, executive officers or beneficial owners of 10% or more of the Common Stock and to which no more than an aggregate of 60,000 shares of Common Stock may be donated during the Lock-Up Period]2; (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein; provided further that in the case of (i) and (ii), such transfer shall not involve a disposition for value; (iii) pursuant to any contract, instruction or plan in effect on the date hereof that satisfies all of the requirements of Rule 10b5-1(c)(1)(i)(B) of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, (iv) dispositions from any grantor retained annuity trust established for the direct benefit of the undersigned and/or a member of the immediate family of the undersigned pursuant to the terms of such trust; provided that the transferee agrees to be bound in writing by the restrictions set forth herein; (v) as a distribution to shareholders, partners or members of the undersigned, provided that such shareholders, partners or members agree to be bound in writing by the restrictions set forth herein; (vi) as required by participants in the Company’s 2010 Omnibus Incentive Plan in order to reimburse or pay U.S. federal income tax and withholding obligations in connection with vesting of restricted stock or restricted stock unit grants outstanding on the date of this Lock-Up Agreement, provided that any disclosure of such transfer shall specify that such transfer is for the purpose of satisfying such tax and withholding obligations or some such similar explanation; (vii) [other than the 700,000 shares of Common Stock pledged as collateral to JPMorgan Chase Bank, N.A. (the “Bank”) pursuant to the Collateral Agreement between the Bank and the undersigned dated July 6, 2015,]3 as collateral for any loan, provided that the lender agrees in writing to be bound by the restrictions set forth herein; or (viii) with the prior written consent of the Manager on behalf of the Underwriters. For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. In addition, notwithstanding the foregoing, if the undersigned is a corporation, the corporation may transfer the capital stock of the Company to any wholly-owned subsidiary of such corporation; provided, however, that in any such case, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding such capital stock subject to the provisions of this Agreement and there shall be no further transfer of such capital stock except in accordance with

1 Note: To be included only in Mr. Zyskind’s lock-up.

2 Note: To be included only in The Teferes Foundation’s lock-up.

3 Note: To be included only in Mr. Zyskind’s lock-up.

this Agreement, and provided further that any such transfer shall not involve a disposition for value. The undersigned now has, and, except as contemplated by clause (i)-(viii) above, for the duration of this Lock-Up Agreement will have, good and marketable title to the Undersigned’s Shares, free and clear of all liens, encumbrances, and claims whatsoever. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Undersigned’s Shares except in compliance with the foregoing restrictions.

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The undersigned understands that the Company and the Underwriters are relying upon this Lock-Up Agreement in proceeding toward consummation of the offering(s). The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns.

Very truly yours,

Exact Name of Shareholder

Authorized Signature

Title

[Signature page to Lock-up Agreement]